FOR RELEASE ON MAY 21, 1996 7:00 AM EDT                                EXHIBIT


For Financial Information contact:
William J. Woodard, Vice President, Finance & Treasurer
(716) 265-1600

For Press Information contact:
Stuart M. Itkin, Vice President, Worldwide Marketing
(716) 265-1600

                       PSC ANNOUNCES AGREEMENT TO PURCHASE
                        SPECTRA-PHYSICS SCANNING SYSTEMS

Rochester, New York (May 21, 1996) PSC Inc. (Nasdaq: PSCX) today announced that it has signed a definitive asset and stock purchase agreement with Spectra-Physics AB of Sweden to acquire its Data Capture Group which includes Spectra-Physics Scanning Systems, Inc., TXCOM and related businesses ("Spectra") for approximately $140 million. The transaction is expected to close within sixty days. Spectra, which is headquartered in Eugene, Oregon, is the world's leading manufacturer of countertop and in-counter fixed position bar code scanners for retail point-of-sale applications.

L. Michael Hone, President, Chairman, and Chief Executive Officer of PSC stated, "The acquisition of Spectra gives us the broadest line of handheld and fixed position laser bar code readers of any manufacturer in the world. As a result, PSC becomes the only company that can address all bar code reading needs throughout the retail supply chain from point-of-sale checkout back to the manufacturing floor and to the source of raw materials, throughout the transportation and logistics process. The addition of Spectra enables us to expand more quickly into the retail segment which today accounts for approximately 50% of the bar code market. In addition, Spectra has established international operations in Europe, Latin America and the Pacific Rim which should help us penetrate these markets with traditional PSC products more quickly."

Commenting on this acquisition, John O'Brien, President of Spectra stated, "Our business is strong, and we anticipate 1996 revenues of approximately $115 million. Becoming a part of a company that is focused on bar code reading is exciting and should enable us to aggressively pursue new products and emerging opportunities like retail self-checkout systems, wireless RF systems and package sortation systems. Spectra has a strong distribution network and premier list of end users for our products. Both represent strong opportunities for PSC's handheld bar code readers and commercial fixed position scanners."

William J. Woodard, PSC Vice President of Finance and Treasurer, stated "At closing the acquisition will be accounted for as a purchase and be funded by a combination of cash and PSC common stock. The cash portion of approximately $125 million will be financed by a combination of senior and subordinated debt. PSC anticipates allocating a significant portion of the purchase price to acquired in-process research and development as required by generally accepted accounting principles, resulting in a charge to the Company's operations at closing."

PSC is a leading manufacturer of laser-based handheld and fixed position bar code readers, bar code verifiers and automated carton dimensioning systems for automated data collection in retail, manufacturing, transportation, distribution, food and health care industries and government. PSC has manufacturing facilities in Rochester, New York, and Orlando, Florida.

Spectra-Physics Group is a world class manufacturer providing the highest quality, leading edge electro-optical measurement instruments, equipment and solutions in order to enhance its customers' efficiency and productivity.


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